Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S‑3 (File Nos. 333‑262893 and 333‑267066) and Forms S‑8 (File Nos. 333‑264526; 333‑267815; 333‑268390; 333‑268777; and 333‑268778) of Pineapple Energy Inc. and subsidiaries of our report dated April 14, 2023, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on pages 29 and 30 of this Annual Report on Form 10‑K for the year ended December 31, 2022.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

April 14, 2023